Contacts: Gerald O. Hatler, President and CEO

206/628-4250

Gordon D. Browning, EVP & Chief Financial Officer

206/749-7350

EvergreenBancorp Earns $3.9 Million or $1.60 per Diluted Share in 1Q08
Payout from Visa IPO Investment Adds to Strong First Quarter

SEATTLE, WA – April 24, 2008 – EvergreenBancorp, Inc. (OTCBB: EVGG), the holding company for EvergreenBank, today reported operating profits, boosted by a gain from its ownership of Visa Inc., contributed to record net income of $3.9 million, or $1.60 per diluted share in the first quarter of 2008. In the first quarter of 2007, EvergreenBancorp earned $656,000, or $0.27 per diluted share. Adjusted to exclude the impact of Visa, which totaled $3.8 million after tax, or $1.58 per diluted share, first quarter 2008 net income was $44,000, or $0.02 per diluted share.

“First quarter results were strong with solid loan and deposit growth and the expansion of our regional branch network with the new office in Kent,” stated Gerald O. Hatler, president and chief executive officer. “The significant impact from Visa’s initial public offering contributed to a large gain on the income statement. The shares of Visa we still hold were worth more than $6 million as of yesterday’s close, and the value of the shares will not be reflected in our book value until they are sold.” These shares remain restricted from sale for the next three years to offset Visa’s possible litigation exposure.

“Because the first quarter Visa gain was preceded by a sizable Visa-related charge in the prior quarter, neither period is reflective of our normal operations,” said Gordon Browning, chief financial officer. “We believe results based on earnings from core operations better reflect our underlying business and consequently have provided a supplemental table reconciling operating earnings with GAAP earnings for our financial results for the first quarter of 2008 and the fourth quarter of 2007. Core earnings in both quarters were impacted by loan loss provisions larger than those we have taken in prior quarters. These provisions are the result of the charge off of a previously-identified non-performing customer relationship and the effects of the slowing economy.” Excluding non-routine transactions that occurred in each quarter, core earnings were $44,000, or $0.02 per diluted share in the first quarter of 2008, compared to $159,000, or $0.07 per diluted share in the fourth quarter of 2007. In the first quarter of 2007, the Company earned $656,000, or $0.27 per diluted share. Excluding non-routine items, return on average assets in the first quarter of 2008 was 0.04% compared to 0.15% in the fourth quarter of 2007 and 0.74% in the first quarter a year ago. First quarter 2008 return on average equity was 0.69% compared to 2.42% in the fourth quarter of 2007 and 10.97% in the first quarter of 2007.

First Quarter 2008 Financial Highlights (for the three months ended 3/31/2008, compared with 3/31/2007)

•	Asset quality remained strong with nonperforming assets at 0.12% of total assets.

•	Revenue, excluding the Visa gain, increased 7% to $4.4 million.

•	Total loans increased 25% to $389 million.

•	Total assets rose 19% to $434 million.

•	Deposits were up 10% to $324 million.

•	The ratio of noninterest expense to average assets was 3.08% versus 3.27%.

•	Capital ratios remained strong with Tier 1 Capital/average assets of 9%, well above the regulatory requirements for well-capitalized institutions.

Operating Results

First-quarter operating revenue grew 7% to $4.4 million from $4.1 million in the first quarter a year ago. Revenue includes net interest income before provision for loan losses and non interest income excluding Visa gain or expenses. First quarter net interest income, before the provision for loan losses, rose 9% to $4.0 million from $3.6 million in the first quarter a year ago.

In the first quarter, net interest margin (taxable-equivalent) was 3.92% compared to 4.17% in the fourth quarter of 2007 and 4.40% in the first quarter of last year. With disruptions in the credit markets and short term interest rates continuing to fall precipitously, net interest margin was compressed.

“We are prudently increasing our allowance for loan losses to reflect a changing economic environment and our rapidly growing loan portfolio. Our credit quality remains very strong, and the portfolio continues to perform well, in part because we have maintained our limited exposure to construction and land development loans to 16% of our entire loan portfolio,” said Michael Tibbits, chief credit officer. Evergreen added $1.1 million to its provision for loan losses compared to $905,000 in the fourth quarter of 2007 and $263,000 in the first quarter of 2007. After the provision for loan losses, net interest income totaled $2.9 million in the first quarter of 2008, compared to $3.4 million in the first quarter a year ago. Currently the allowance for loan losses (ALL) stands at 1.17% of total loans up from 0.96% a year ago.

First quarter noninterest income was $6.0 million. Excluding the Visa gain first quarter, non interest income was $436,000, compared to $475,000 in the first quarter a year ago.

Noninterest expense rose 12% in the first quarter of 2008 to $3.3 million compared with $2.9 million in the same quarter a year ago, reflecting overall franchise growth and increased FDIC insurance premiums. The ratio of annualized noninterest expense to average assets for the quarter was 3.08% compared to 3.27% in the first quarter of 2007. “As we gear up for the new branch opening, expenses are up. As the new branch comes into production, we anticipate asset growth will offset the higher expense levels. In addition, the settlement of our retirement program last year will also generate cost savings going forward,” said Hatler.

Balance Sheet Results

Total assets grew 19% to $434 million at March 31, 2008, from $364 million at March 31, 2007. Total loans rose 25% to $389 million from $311 million a year-ago. The loan portfolio continues to be well diversified and well secured. At March 31, 2008, commercial loans accounted for 23% of the portfolio, commercial real estate loans were 45%, construction and land development loans were 16%, single family residential loans totaled 10% and consumer loans contributed 6% of gross loans.

Asset quality remained solid with a ratio of nonperforming assets to total assets of 0.12% equal to a year ago. The allowance for loan losses stood at $4.6 million or 1.17% of total loans at March 31, 2008 compared with $3.0 million or 0.96% of total loans at March 31, 2007. In the first quarter of 2008, net charge-offs totaled $727,000, or 0.19% of average loans compared to $64,000 or 0.02% of average loans for the same quarter a year ago. The increase was primarily due to a charge-off of a single commercial relationship.

Deposits rose 10% to $324 million, a $30 million increase from one year ago. Shareholders’ equity was up 20% year over year to $29 million. Book value per share was up 18% to $12.24 at March 31, 2008 from $10.36 at March 31, 2007.

EvergreenBancorp Annual Meeting

EvergreenBancorp will host its annual meeting for shareholders this afternoon at 3:30 p.m. at 1111 Third Avenue, Suite 300, in Seattle. For more information, please contact the company at 206-628-4250.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is a community bank with seven offices; located in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

EvergreenBancorp, Inc.
GAAP Reconciliation Table
Core Earnings to GAAP reconciliation (1)
(in 000’s except per share)	1Q08	4Q07	1Q07

GAAP net income	$3,882	$(1,024)	$656
Loss on sale of securities	—	444	—
Gain on settlement of post-retirement plan	—	(1,002)	—
Visa related costs or gains	(5,587)	2,122	—
Net tax effect	1,749	(381)
Core earnings	$44	$159	$656

Core earnings per share (1)
Basic core earnings per share	$0.02	$0.07	$0.28
Diluted core earnings per share	$0.02	$0.07	$0.27
Weighted average basic common shares outstanding	2,392,074	2,386,837	2,353,262
Weighted average diluted common shares outstanding	2,422,054	2,409,633	2,391,552
(1) Core earnings is defined as reported net income excluding certain non-routine items that occur infrequently.
These non-routine items include significant infrequent gains, losses, or expenses that are not reflective of continuing operations. Core earnings is a non-GAAP financial measure.

EvergreenBancorp Inc.
Consolidated Financial Highlights
	Quarterly
(unaudited)	2008	2007	2007	1st Quarter
(in thousands except per share and ratio data)	1st Qtr	4th Qtr	1st Qtr	% Change
EARNINGS RESULTS
Revenue	$9,987	$4,190	$4,114	143%
Net interest income	$3,964	$4,154	$3,639	9%
Provision for loan losses	$1,112	$905	$263	323%
Noninterest income	$6,023	$36	$475	1168%
Noninterest expense	$3,254	$4,628	$2,895	12%
Net income	$3,882	$(1,024)	$656	492%
Basic earnings per share	$1.62	$(0.43)	$0.28	482%
Diluted earnings per share	$1.60	$(0.43)	$0.27	484%
Weighted average basic shares outstanding	2,392,074	2,386,837	2,353,262	2%
Weighted average diluted shares outstanding	2,422,054	2,386,837	2,391,552	1%
PERFORMANCE RATIOS
Return on average assets (annualized)	3.68%	-0.99%	0.74%
Return on average common equity (annualized)	60.45%	-15.57%	10.97%
Net interest margin (fully tax-equivalent)	3.92%	4.17%	4.40%
Noninterest expense to average assets (annualized)	3.08%	4.48%	3.27%
CAPITAL
Equity to assets	6.76%	6.02%	6.69%	1%
Book value per share	$12.24	$10.65	$10.36	18%
ASSET QUALITY
Net loan charge-offs (recoveries)	$727	$449	$64	1036%
Allowance for loan losses	$4,551	$4,166	$2,983	53%
Allowance for losses to total loans	1.17%	1.11%	0.96%
Nonperforming loans	$507	$815	$421	20%
Nonperforming assets to total assets	0.12%	0.19%	0.12%
END OF PERIOD BALANCES
Total loans	$389,344	$375,428	$311,403	25%
Total assets	$433,791	$422,787	$364,310	19%
Deposits	$324,289	$309,471	$293,815	10%
Shareholders’ equity	$29,335	$25,436	$24,383	20%
AVERAGE BALANCES
Total loans	$383,358	$367,098	$304,378	26%
Earning assets	$407,093	$396,652	$336,923	21%
Total assets	$422,275	$412,938	$353,947	19%
Deposits	$307,929	$301,651	$260,675	18%
Shareholders’ equity	$25,688	$26,300	$23,919	7%

EvergreenBancorp Inc.
Consolidated Statements of Income
	Three months ended
(unaudited)	March 31,	December 31,	March 31,	First Quarter
(in thousands except per share data)	2008	2007	2007	% Change
Interest and dividend income
Loans, including fees	$7,268	$7,650	$6,395	14%
Federal funds sold and other	64	85	36	78%
Investments securities:
Taxable securities	112	209	288	-61%
Tax exempt securities	27	29	32	-16%

Total interest and dividend income	7,471	7,973	6,751	11%
Interest expense
Deposits	2,538	2,760	2,171	17%
Federal funds purchased and
securities sold under agreements to repurchase	2	2	36	-94%
Federal Home Loan Bank advances	773	834	671	15%
Junior subordinated debt	194	223	234	-17%

Total interest expense	3,507	3,819	3,112	13%
Net interest income	3,964	4,154	3,639	9%
Provision for loan losses	1,112	905	263	323%

Net interest income after provision for loan losses	2,852	3,249	3,376	-16%
Noninterest income
Service charges on deposit accounts	312	350	335	-7%
Merchant credit card processing	24	37	44	-45%
Loss on sale of securities	—	(444)	—	NM
Net earnings on bank owned life insurance	48	50	56	-14%
Other noninterest income	52	43	40	30%
Gain on redemption and interest in escrow fund of Visa Stock	5,587	—	—	NM

Total noninterest income	6,023	36	475	1168%
Noninterest expense
Salaries and employee benefits	1,449	1,716	1,457	-1%
Gain on settlement of post-retirement plan	—	(1,002)	—	NM
Occupancy and equipment	510	506	479	6%
Data processing	247	238	206	20%
Professional fees	133	18	96	39%
Indemnification charges	—	2,122	—	NM
Marketing	64	189	61	5%
State & local taxes	182	147	107	70%
Other outside service fees	115	168	124	-7%
Other noninterest expense	554	526	365	52%

Total noninterest expense	3,254	4,628	2,895	12%
Income before income tax expense	5,621	(1,343)	956	488%
Income tax expense	1,739	(319)	300	480%

Net income	$3,882	$(1,024)	$656	492%

Earnings per share basic	$1.62	$(0.43)	$0.28	482%
Earnings per share diluted	$1.60	$(0.43)	$0.27	484%
Weighted average basic shares outstanding	2,392,074	2,386,837	2,353,262	2%
Weighted average diluted shares outstanding	2,422,054	2,386,837	2,391,552

EvergreenBancorp Inc.
Consolidated Balance Sheets
(unaudited)	March 31,	December 31,	March 31,	1st Quarter
(in thousands)	2008	2007	2007	% Change
Assets
Cash and cash equivalents:
Cash and due from banks	$6,296	$14,076	$7,024	-10%
Interest-bearing deposits in financial institutions	6,376	2,383	2,540	151%
Federal funds sold	5,757	5,923	3,090	86%

Total cash and cash equivalents	18,429	22,382	12,654	46%
Investment securities:
Available for sale	15,070	14,446	29,097	-48%
Loans	389,344	375,428	311,403	25%
Allowance for loan losses	(4,551)	(4,166)	(2,983)	53%

Net Loans	384,793	371,262	308,420	25%
Premises and equipment	3,253	2,886	3,031	7%
Cash surrender value of bank owned life insurance	5,585	5,537	5,372	4%
Interest in escrow fund of Visa stock	2,122	—	—	NM
Accrued interest and other assets	4,539	6,274	5,736	-21%

Total assets	$433,791	$422,787	$364,310	19%

Liabilities
Deposits:
Noninterest bearing	$52,227	$59,458	$59,296	-12%
Interest bearing	272,062	250,013	234,519	16%

Total deposits	324,289	309,471	293,815	10%
Junior subordinated debt	12,372	12,372	12,217	1%
Federal Home Loan Bank advances	62,410	69,910	29,557	111%
Indemnification liabilities	2,122	2,122	—	NM
Accrued expenses and other liabilities	3,263	3,476	4,338	-25%

Total liabilities	404,456	397,351	339,927	19%
Stockholders’ equity
Preferred stock: No par value; 100,000 shares authorized
issued and outstanding — none	—	—	—	NM
Common stock and surplus: No par value;
15,000,000 shares authorized; 2,397,046 shares issued
and outstanding at March 31, 2008	21,576	21,467	21,154	2%
Retained earnings	7,685	3,972	3,944	95%
Accumulated other comprehensive income (loss)	74	(3)	(715)	-110%
Total stockholders’ equity	29,335	25,436	24,383	20%

Total liabilities and stockholders’ equity	$433,791	$422,787	$364,310	19%

- 0 -

Note: Transmitted on PrimeNewswire on April 24, 2008, at 2:42 p.m. Pacific Daylight Time.